Exhibit 99.1

Greatbatch, Inc. Reports Fourth Quarter and Full-Year 2007 Results

Significant Diversification Through Strategic Acquisitions

CLARENCE, N.Y.--(BUSINESS WIRE)--Greatbatch, Inc. (the “Company”) (NYSE: GB) today reported its results for the fourth quarter and year ended December 28, 2007.

Business Highlights

  Recorded sales of $84.4 million for the fourth quarter of 2007, an increase of 34% compared to $63.1 million in 2006. (4th quarter 2007 includes $14.8 million of sales from 2007 acquisitions). Excluding the 2007 acquisitions, sales totaled $69.6 million, which represents an increase of 10% over the fourth quarter of 2006.
    Implantable Medical Components (“IMC”) – sales of $70.0 million, an increase of 32% compared to $53.1 million in 2006. (Includes $11.7 million of sales from Enpath Medical, Inc. (“Enpath”) and Quan Emerteq LLC (“Quan”) acquired in 2007)
    Electrochem Commercial Power (“ECP”) – sales of $14.4 million, an increase of 43% compared to $10.1 million in 2006. (Includes $3.1 million of sales from Engineered Assemblies Corporation (“EAC”) acquired in the fourth quarter of 2007)
  Recorded sales of $318.7 million for the year, an increase of 18% compared to $271.1 million in 2006. (Includes $26.4 million of sales from the companies acquired during 2007)
  Columbia, Maryland shutdown previously scheduled to be completed in the first quarter of 2008 is now expected to be finalized in mid-2008 based on customer qualification activities.
  Electrochem Commercial Power facility expansion on schedule for completion in the fourth quarter of 2008.
  Earnings per share for the quarter were $0.12. Excluding charges related to other operating expenses, earnings per share were $0.21. (See Table C for reconciliation to GAAP).
  Subsequent to the end of the quarter, Greatbatch announced the successful completion of the following:
    The acquisition of P Medical Holding SA (“Precimed”), a leading technology-driven supplier to the orthopedic industry.
    The acquisition of the DePuy Orthopaedics’ manufacturing facility in Chaumont, France.

Thomas J. Hook, President & Chief Executive Officer, stated: “Looking back at 2007, we achieved organic sales growth of 8% and adjusted net income growth of 17%, which represents solid performance given the underlying sluggish CRM and commercial markets. We also have executed on our stated strategic objective of diversifying our customer base. We have successfully completed seven acquisitions in the last ten months, which have transformed the company from reliance on primarily one market and three customers towards a more diverse customer base and expanded markets and product offerings. In addition to CRM and commercial, we have added critical mass in both the orthopedics and vascular markets and we have enhanced our commercial market reach by adding rechargeable and wireless sensing capabilities. Our 2007 sales concentration in the CRM market of over 80% is anticipated to be reduced to approximately 50% in 2008.

“Looking forward to 2008, we believe that this will put us in an excellent position to grow our business with our expanded customer base. In addition, we plan to utilize the integration and lean manufacturing expertise that we have developed over the past three years to drive operational efficiencies and synergies throughout our expanded operations. We remain steadfast in our mission of being a leader in the comprehensive design and manufacturing of custom product technologies for the implantable medical and commercial markets.”

4th Quarter Sales Summary

The following table summarizes the Company’s sales by business unit and major product line for the fourth quarters of 2007 and 2006 (in thousands):

Business Unit/Product Lines	2007	2006	%
	4th Qtr.	4th Qtr.	Change
Implantable Medical Components (“IMC”):
ICD Batteries	$11,289	$10,011	13%
Pacemaker & Other Batteries	4,515	4,934	-8%
ICD Capacitors	4,278	3,374	27%
Feedthroughs	15,148	16,634	-9%
Introducers, Catheters and Leads	11,655	-	N/A
Enclosures	4,493	4,761	-6%
Other Medical	18,653	13,350	40%
Total Implantable Medical Components	70,031	53,064	32%
Electrochem Commercial Power (“ECP”)	14,384	10,079	43%
Total Sales	$84,415	$63,143	34%

4th Quarter Profit & Loss Summary

The following table summarizes selected information derived from the condensed consolidated statements of operations for the fourth quarters of 2007 and 2006 (in thousands):

	2007	2006	%
	4th Qtr.	4th Qtr.	Change
Cost of Sales	$57,860	$40,747	42%
Cost of Sales as % of Sales	68.5%	64.5%

SG&A Expenses	$12,544	$10,594	18%
SG&A Expenses as % of Sales	14.9%	16.8%

RD&E Expenses, net	$8,058	$6,163	31%
RD&E Expenses, net as % of Sales	9.5%	9.8%

Operating Income	$5,425	$1,132	379%
Operating Margin	6.4%	1.8%

Effective Tax Rate	45.4%	18.4%

The cost of sales as a percentage of sales increased from last year primarily because of the companies acquired during 2007. Excluding the acquired companies, our cost of sales percentage was slightly above the 2006 rate.

The decrease in the SG&A percentage is due to cost reductions partially offset by a higher run rate on the acquired businesses. SG&A costs for the businesses acquired in 2007 include amortization costs related to acquired customer lists and non-compete contracts.

The net RD&E expenses percentage is approximately the same as last year’s percentage. The effect of the increase in cost on new development projects was offset by the impact of higher reimbursements.

The other operating expense in the fourth quarter consists of:

-- Columbia closure/relocations	$0.7 million
-- ECP building expansion	$0.1 million
-- Carson City closure/relocation and other	($0.3 million)

As a result of $13.8 million of the acquired in-process research and development write-off not being deductible for tax purposes, the effective tax rate for 2007 was 47.5%.

Full-Year 2008 Financial Guidance

Since we are in the process of preparing our initial purchase accounting valuations for the companies acquired in 2008 and the valuations performed on the companies acquired in the fourth quarter of 2007 are not considered final, we will not issue US GAAP EPS guidance until later in the year. The guidance amounts shown below are subject to change based on the final outcome of the above mentioned valuations as well as changes to the underlying market assumptions. The changes in the sales number below from our preliminary estimates is primarily due to the timing of the completion of the DePuy acquisition.

Sales (000’s)	$490,000 - $530,000
Adjusted Operating Income(1)(2)(3) Adjusted EBITDA Margin(1)(2)(3) Interest Expense (000’s) EPS – adjusted (1)(2)(3)	11% - 13% 21% - 23% ~$15,000 $1.20 - $1.50
Diluted weighted average shares outstanding (000’s)	24,000
Effective tax rate	35%
Capital spending (000’s)(4)	$50,000 - $55,000
(1)	Excludes plant relocation/asset dispositions of $4.7 million to $5.5 million dollars (per share $0.13 to $0.15.)
(2)	Excludes write-off of in-process research and development costs as well as other non-recurring charges associated with the 2008 acquisitions.
(3)	Excludes non-recurring costs associated with integrations of the acquisitions.
(4)	Includes expansion of Electrochem Commercial Power facility of approximately $20 million and the expansion of the Research Center of approximately $8 million.

Table A: Operating Income Reconciliation (in thousands):

	2007	2006	2007	2006
	4th Qtr.	4th Qtr.	YTD	YTD
Operating income as reported:	$5,425	$1,132	$20,020	$22,376
In-process research and development	-	-	16,093	-
Acquisition charges	950	-	2,276	-
Sub-total	6,375	1,132	38,389	22,376
Adjustments:
Carson City facility closure/relocation	(253)	293	331	2,743
Columbia facility closure/relocation	661	1,579	4,366	5,125
Medical power facility closure/relocation	-	56	-	623
ECP building expansion	123	-	531	-
Asset dispositions & other	(3)	85	96	5,272
Severance	-	2,494	-	2,494
Corporate development expenses	-	-	-	801
Operating Income – adjusted	$ 6,903	$ 5,639	$ 43,713	$ 39,434
Operating margin – adjusted	8.2%	8.9%	13.7%	14.5%
Table B: Net Income Reconciliation (in thousands):

	2007	2006	2007	2006
	4th Qtr.	4th Qtr.	YTD	YTD
Net income as reported:	$2,780	$1,394	$15,050	$16,126
In-process research and development	-	-	15,361	-
Tax cost for IPR&D	841	-	-	-
Acquisition charges	641	-	1,536	-
Sub-total	4,262	1,394	31,947	16,126
Adjustments:
Carson City facility closure/relocation	(171)	239	223	1,879
Columbia facility closure/relocation	446	1,288	2,947	3,511
Medical power facility closure/relocation	-	46	-	427
ECP building expansion	83	-	358	-
Asset dispositions & other	(2)	69	65	3,611
Severance	-	2,035	-	1,708
Corporate development expenses	-	-	-	549
Sub-total	4,618	5,071	35,540	27,811
Gain on extinguishment of debt	-	-	(3,019)	-
Net income adjusted	$ 4,618	$ 5,071	$ 32,521	$ 27,811

Table C: GAAP EPS Reconciliation:

	2007	2006	2007	2006
	4th Qtr.	4th Qtr.	YTD	YTD
EPS as reported:	$ 0.12	$ 0.06	$ 0.67	$ 0.73
In-process research and development	-	-	0.69	-
Tax cost for IPR&D	0.04	-	-	-
Acquisition charges	0.03	-	0.07	-
Sub-total	0.19	0.06	1.43	0.73
Adjustments:
Carson City facility closure/relocation	(0.01)	0.01	0.01	0.07
Columbia facility closure/relocation	0.02	0.06	0.13	0.13
Medical power facility closure/relocation	-	-	-	0.02
ECP building expansion	0.01	-	0.02	-
Asset dispositions & other	-	0.01	-	0.14
Severance	-	0.09	-	0.06
Corporate development expenses	-	-	-	0.02
Sub-total	0.21	0.23	1.59	1.17
Gain on extinguishment of debt	-	-	(0.13)	-
Net income adjusted	$ 0.21	$ 0.23	$ 1.46	$ 1.17

Shares Outstanding (000's)	22,400	22,100	22,400	26,300

The 2007 net income and EPS calculations above assume an effective tax rate of 32.5% except for the IPR&D write-off. The fourth quarter acquisitions were slightly dilutive due to the overall operating results.

Conference Call

The Company will host a conference call on Monday February 25, 2008 at 5:00 p.m. E.T. to discuss these results. The scheduled conference call will be webcast live and is accessible through the Company’s website at www.greatbatch.com. An audio replay will also be available beginning from 8:00 p.m. E.T. on February 25, 2008 until March 3, 2008. To access the replay, dial 888-286-8010 (U.S.) or 617-801-6888 (International) and enter the passcode 53494909.

Forward-Looking Statements

Some of the statements in this press release and other written and oral statements made from time to time by the Company and its representatives are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, and involve a number of risks and uncertainties. These statements can be identified by terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” or the negative of these terms or other comparable terminology. These statements are based on the Company’s current expectations. The Company’s actual results could differ materially from those stated or implied in such forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements include, among others, the following matters affecting the Company: dependence upon a limited number of customers; customer ordering patterns; product obsolescence; inability to market current or future products; pricing pressure from customers; our ability to timely and successfully implement our cost reduction and plant consolidation initiatives; reliance on third party suppliers for raw materials, products and subcomponents; fluctuating operating results; inability to maintain high quality standards for our products; challenges to our intellectual property rights; product liability claims; inability to successfully consummate and integrate acquisitions including the recent Precimed and DePuy Chaumont acquisitions and to realize synergies and to operate these acquired businesses in accordance with expectations; unsuccessful expansion into new markets including our expansion into the orthopedics market resulting from the Precimed acquisition; competition; inability to obtain licenses to key technology; regulatory changes or consolidation in the healthcare industry; global economic factors including currency exchange rates and interest rates; and other risks and uncertainties described in the Company’s Annual Report on Form 10-K and in other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

About Greatbatch, Inc.

Greatbatch, Inc. (NYSE: GB) is a leading developer and manufacturer of critical products used in medical devices for the cardiac rhythm management, neurostimulation, vascular, orthopedic and interventional radiology markets. Additionally, Electrochem Commercial Power, a subsidiary of Greatbatch, is a world leader in the design and manufacture of electrochemical cells, primary and rechargeable battery packs and wireless sensors for demanding applications such as oil and gas exploration, pipeline inspection, military, asset tracking, oceanography, external medical and seismic surveying. Additional information about the Company is available at www.greatbatch.com.

GREATBATCH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - Unaudited
(In thousands except per share amounts)

	Three months ended		Year ended
	Dec. 28,	Dec. 29,	Dec. 28,	Dec. 29,
	2007	2006	2007	2006

Sales	$84,415	$63,143	$318,746	$271,142
Cost and expenses:
Cost of sales - excluding amortization
of intangible assets	56,487	39,798	198,184	164,885
Cost of sales - amortization of intangible assets	1,373	949	4,537	3,813
Selling, general and administrative expenses	12,544	10,594	44,674	38,785
Research, development and engineering costs, net	8,058	6,163	29,914	24,225
Acquired in-process research and development	-	-	16,093	-
Other operating expense, net	528	4,507	5,324	17,058
Operating income	5,425	1,132	20,020	22,376
Interest expense	1,958	1,172	7,303	4,605
Interest income	(1,022)	(1,709)	(7,050)	(5,775)
Gain on sale of investment security	-	-	(4,001)	-
Gain on extinguishment of debt	-	-	(4,473)	-
Other (income) expense, net	(603)	(39)	(447)	12
Income before provision for income taxes	5,092	1,708	28,688	23,534
Provision for income taxes	2,312	314	13,638	7,408
Net income	$2,780	$1,394	$15,050	$16,126

Earnings per share:
Basic	$0.13	$0.06	$0.68	$0.74
Diluted	$0.12	$0.06	$0.67	$0.73

Weighted average shares outstanding:
Basic	22,200	21,900	22,150	21,800
Diluted	22,400	22,100	22,400	26,300

GREATBATCH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS - Unaudited
(In thousands)

ASSETS	Dec. 28,	Dec. 29,
	2007	2006
Current assets:
Cash and cash equivalents	$33,473	$71,147
Short-term investments available for sale	7,017	71,416
Accounts receivable, net	56,962	31,285
Inventories, net	71,882	57,667
Refundable income taxes	377	1,569
Deferred income taxes	6,469	5,899
Prepaid expenses and other current assets	5,044	2,343
Total current assets	181,224	241,326

Property, plant, and equipment, net	114,946	91,869
Intangible assets, net	103,850	56,330
Goodwill	248,540	155,039
Other assets	15,291	3,263
Total assets	$663,851	$547,827

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$33,433	$12,657
Accrued expenses and other current liabilities	30,975	29,618
Current portion of long-term debt	-	-
Total current liabilities	64,408	42,275

Convertible subordinated notes	241,198	170,000
Deferred income taxes	35,346	35,859
Other long term liabilities	228	-
Total liabilities	341,180	248,134

Stockholders' equity:
Preferred stock	-	-
Common stock	22	22
Additional paid-in capital	238,574	227,187
Treasury stock	(140)	(205)
Retained earnings	84,215	69,165
Accumulated other comprehensive income	-	3,524
Total stockholders’ equity	322,671	299,693
Total liabilities and stockholders' equity	$663,851	$547,827

CONTACT:
Greatbatch, Inc.
Tony Borowicz, 716-759-5609
Treasurer & Director of Investor Relations
tborowicz@greatbatch.com